FOR FURTHER INFORMATION CONTACT:
Mary C. Jensen
Vice President - Investor Relations
(480) 315-6604
mjensen@spiritrealty.com
PRESS RELEASE
Spirit Realty Capital Announces
First Quarter 2015 Financial and Operating Results

Scottsdale, AZ – May 7, 2015 – Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced its operating results for the quarter ended March 31, 2015.
Net income attributable to common stockholders totaled $25.3 million, or $0.06 per diluted share, compared to $14.2 million, or $0.04 per diluted share for the same period in 2014.
Funds from Operations ("FFO") for the quarter ended March 31, 2015, increased 9.4% to $81.7 million, or $0.20 per diluted share, compared to $74.7 million, or $0.20 per diluted share, for the same period in 2014.
Adjusted Funds from Operations ("AFFO") for the quarter ended March 31, 2015, increased 17.3% to $87.5 million, or $0.21 per diluted share, compared to $74.6 million, or $0.20 per diluted share, for the same period in 2014.
Definitions for FFO and AFFO, as well as a reconciliation of these measures to net income can be found beginning on page 6 of this release.
First Quarter 2015 Highlights

•	Total revenues increased 12.7% year-over-year and 4.8% sequentially.

•	Total AFFO increased 17.3% year-over-year and 3.6% sequentially.

•	Acquired 53 properties for $265.5 million, with an initial cash yield of approximately 7.68%, leased to 25 tenants in 12 different industries with an average remaining term of 17.2 years.

•	Sold 15 properties generating gross proceeds of $77.2 million, including 5 Shopko assets for approximately $38.8 million, with a gain on sale of $11.3 million.

•	Reduced Shopko concentration to 12.8% from 14.0% at December 31, 2014.

•	Spirit's corporate credit rating was raised to 'BB' by Standard & Poor's Ratings Services ("S&P").

•	Extinguished $162.8 million of high coupon secured debt that had a 5.76% weighted average coupon rate.

•	Closed a $600 million unsecured credit facility with an accordion for potentially up to $1 billion.

•	Sold 6.6 million common shares through Spirit's at-the-market program ("ATM"), at an average share price of $12.07, generating net proceeds of $78.6 million.

Recent Highlights

•
On April 14, 2015, Spirit issued 23 million shares in a follow-on offering at $11.85 per common share, including the fully-exercised underwriter's option to purchase additional shares, generating $268.9 million in net proceeds.

•
Subsequent to the end of the first quarter, Spirit sold 8 additional Shopko assets, generating gross sales proceeds of $63.8 million. Had these closed on March 31, 2015, Shopko’s Normalized Revenue concentration would have been 12.1%.

•	As of May 5, 2015, Spirit had approximately $86 million in cash and cash equivalents on its balance sheet and nothing drawn under its unsecured credit facility.

CEO Comments
"We are pleased with our recent progress in executing on our stated business plan," stated Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. "With a focus on creating a balanced institutional capital structure and a well-diversified portfolio, we notably improved our unencumbered asset base, reduced our debt-to-EBITDA ratio and continued to make significant strides in reducing our Shopko concentration. At the same time, we continue to enhance our real estate portfolio through accretive acquisitions and strategic dispositions. We believe we are well positioned as a premier net lease REIT with proven access to institutional capital, a seasoned management team, disciplined underwriting and a best-in-class asset management platform."
Financial Results
Revenues: Total revenues for the three months ended March 31, 2015, increased by $18.3 million, or 12.7% to $162.3 million, compared to $144.0 million in the first quarter of 2014. The increase in total revenues was primarily due to an increase in base rental revenue resulting from acquisitions representing $1.08 billion in net lease real estate investments for the trailing twelve months ending March 31, 2015 and, to a lesser extent, contractual rent escalations during that time. The increase was partially offset by asset sales representing a gross investment value of $199.5 million over the same period.
Leverage: During the quarter Spirit extinguished $162.8 million of debt that had a weighted average stated rate of 5.76%.  As a result, Leverage at March 31, 2015 was reduced to 7.5x from 7.6x at December 31, 2014.
On April 14, 2015, Spirit issued 23 million shares of its common stock in a follow-on offering that generated net proceeds of $268.9 million. Had this offering closed on March 31, 2015, net proceeds would have reduced Leverage to 7.0x.
On March 12, 2015, S&P raised its corporate credit rating on Spirit to 'BB' from 'BB-', with a stable outlook.
Please refer to pages 6 and 7 of this release for Leverage definitions and components of its calculation.
Dividends: On March 16, 2015, Spirit's Board of Directors declared a quarterly cash dividend of $0.17 per common share, which equates to an annualized dividend rate of $0.68 per common share. The quarterly dividend was paid on April 15, 2015 to shareholders of record as of March 31, 2015.

Portfolio Highlights

Acquisitions: During the quarter, and primarily through sale lease-back transactions, Spirit acquired 53 properties, which are leased to 25 tenants in 12 different industries, for a gross investment of $265.5 million. These acquisitions represented 32 separate transactions with a blended initial cash yield of 7.68%, and a weighted average remaining term of 17.2 years. Approximately 21.4% of these transactions were with existing tenants. Spirit's first quarter 2015 acquisition activity reflected a diverse group of industries, which included grocery stores, restaurants, convenience stores, automotive services, as well as general and specialty retail.

Dispositions: During the quarter, Spirit sold 15 properties generating gross sales proceeds of $77.2 million, including five Shopko assets for approximately $38.8 million, with an overall gain on sale of $11.3 million. Subsequent to the end of the quarter, Spirit sold 8 additional Shopko assets for approximately $63.8 million. In the aggregate, Spirit has sold 13 Shopko assets for $102.5 million since the Company extended and modified its master lease agreement with Shopko in December 2014.
Portfolio Composition: As of March 31, 2015, Spirit's gross investment in real estate and loans totaled approximately $8.2 billion, representing investments in 2,547 properties, including 145 properties securing mortgage loans receivable and 2,402 owned properties, which were 98% occupied and leased to 474 tenants across 49 states. Spirit’s properties are generally leased under long-term, triple net leases, with a weighted average remaining term of approximately 10.9 years. At March 31, 2015, approximately 46% of Spirit's annual rental revenues were derived from master leases, and approximately 89% of Spirit's single-tenant leases provided for periodic rent increases.
Tenant Diversification: As of March 31, 2015, Shopko, Spirit's largest tenant, represented 12.8% of the Company's Normalized Revenues, which was reduced from 14.0% at the time Spirit extended and modified its master lease agreement with Shopko in December 2014. The lease amendment provides Spirit with greater flexibility to sell Shopko-leased properties. Had the post-quarter Shopko sales closed prior to the end of the first quarter, Shopko properties would have represented 12.1% of Normalized Revenues. As of March 31, 2015, no other tenant represented more than 3.6% of Spirit's Normalized Revenues.
Portfolio Diversification: Spirit’s real estate portfolio as of March 31, 2015 was geographically diversified across 49 states and among various industry types. Texas accounted for 11.6% of the Normalized Rental Revenue of the real estate portfolio, with no other state contributing more than 6.4%. As of March 31, 2015, Spirit's three largest industry types were general merchandise, representing 14.8%; casual dining restaurants, representing 10.6%; and quick service restaurants, representing 7.2%.

Capital Transactions

ATM Common Stock Program: During the three months ended March 31, 2015, Spirit sold 6.6 million shares under its ATM program, generating net proceeds of $78.6 million. Since its inception in April 2014, Spirit has sold 21 million shares under its ATM program, generating net proceeds of approximately $242.4 million. The Company uses the proceeds generated through its ATM program, from time to time, for acquisitions, capital expenditures and loan repayments, as well as general corporate purposes.

Credit Facility: During the quarter, Spirit obtained a $600 million unsecured credit facility at an initial borrowing rate of LIBOR + 170 basis points, and repaid the amounts outstanding under its previous $400 million secured credit facility, which was incurring interest at LIBOR +250 basis points at the repayment date. The new facility matures on March 31, 2019, with an option to extend the maturity to March 31, 2020, subject to certain requirements. The new facility includes an accordion feature, which can increase the size of the facility to up to $1.0 billion and further enhances its terms if Spirit achieves an investment grade rating of BBB- or higher from S&P or Baa3 from Moody's Investor Services, Inc. As of May 7, 2015, Spirit had $600 million available under its unsecured credit facility.

Equity Offering: Subsequent to the end of the quarter, on April 14, 2015, Spirit announced the closing of its public offering of 23 million shares of its common stock, which included the full exercise of the underwriter's option to purchase additional shares. The offering generated net proceeds of approximately $268.9 million, after deducting the underwriting discount and other estimated expenses payable by Spirit, which was used to repay the outstanding balance under Spirit’s revolving credit facility, to fund acquisitions and for general corporate purposes.

2015 Guidance

The Company affirms its previously announced 2015 AFFO guidance with an expected range of $0.84 to $0.86 per share. This AFFO guidance equates to anticipated net income (excluding non-recurring items that are not reflective of ongoing operations) of $0.22 to $0.24 per share plus $0.61 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.
Conference Call

Spirit will hold a conference call and webcast to discuss its first quarter 2015 results on Thursday, May 7, 2015 at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 888-317-6016 (toll-free domestic), 412-317-6016 (international), or 855-669-9657 (Canada); no passcode is required. A live webcast of the conference call will be available on the Investor Relations section of Spirit's website at www.spiritrealty.com. A replay of the call will be available until Monday, May 18, 2015, via telephone starting approximately one hour after the call ends. The replay can be accessed at 877-344-7529 (toll-free domestic); 412-317-0088 (international) or 855-669-9658 (Canada); using passcode: 10062801. The webcast will be archived on Spirit Realty Capital’s website for 90 days after the call.

About Spirit Realty Capital

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net lease real estate investment trust (REIT) that invests and manages single-tenant operationally essential real estate, which generally refers to free-standing, commercial real estate facilities where high-quality, middle-market tenants conduct retail, service or distribution activities that are essential to their sales and profits. As of March 31, 2015, our diverse asset portfolio was comprised of 2,547 assets, which are leased to 474 tenants operating in 27 different industries that span across 49 states, as well as the U.S. Virgin Islands. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements

This press release contains forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward‐looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and other similar expressions that do not relate to historical matters. These forward‐looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties or interests in real‐estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) from property dispositions. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) attributable to common stockholders as a measure of our performance.

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income (loss) in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) (computed in accordance with GAAP) to AFFO is included in the financial information accompanying this release.

FFO and AFFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO and AFFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) (computed in accordance with GAAP) to FFO and AFFO is included in the financial information accompanying this release.

Adjusted EBITDA and Annualized Adjusted EBITDA

Adjusted EBITDA represents EBITDA, or earnings before interest, taxes, depreciation and amortization, modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that are not considered to be indicative of our on-going operating performance. We exclude these items as they are not key drivers in our investment decision making process. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which may cause short-term fluctuations in net income, but are not indicative of overall long-term operating performance, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance.

Annualized Adjusted EBITDA is calculated by multiplying Adjusted EBITDA for the quarter by four. Our computation of Adjusted EBITDA and Annualized Adjusted EBITDA may differ from the methodology used by other equity REITs to calculate these measures, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA is included in the financial information accompanying this release.

Adjusted Debt and Leverage

Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to include preferred stock and exclude unamortized debt discount/premium and deferred financing costs, as further reduced for cash and cash equivalents and cash collateral deposits retained by lenders. We believe that including preferred stock in Adjusted Debt is appropriate because it is an equity security that has properties of a debt instrument not possessed by common stock. Additionally, by excluding unamortized debt discount/premium and deferred financing costs, cash and cash equivalents, and cash collateral deposits retained by lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid which we believe is a beneficial disclosure to investors.

Leverage is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments. We calculate Leverage by dividing Adjusted Debt by Annualized Adjusted EBITDA. The utility of Leverage should be considered as a supplemental measure of the level of risk that stockholder value may be exposed to. Our computation of Leverage may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included in the financial information accompanying this release.

Normalized Revenues, Normalized Rental Revenues, and Portfolio Composition Calculation

Spirit's portfolio composition metrics are calculated based upon the assets held on the stated date. Normalized Revenues and Normalized Rental Revenues for the stated period exclude revenues derived from properties sold during the stated period.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Rentals	$154,518	$137,479
Interest income on loans receivable	1,722	1,837
Earned income from direct financing leases	795	846
Tenant reimbursement income	4,631	3,319
Interest income and other	621	491
Total revenues	162,287	143,972
Expenses:
General and administrative	12,600	11,067
Property costs	7,407	5,282
Real estate acquisition costs	1,093	1,281
Interest	57,914	54,399
Depreciation and amortization	66,296	60,549
Impairments	1,624	1,707
Total expenses	146,934	134,285
Income from continuing operations before other expense and income tax expense	15,353	9,687
Other expense:
Loss on debt extinguishment	(1,230)	—
Total other expense	(1,230)	—
Income from continuing operations before income tax expense	14,123	9,687
Income tax expense	(362)	(217)
Income from continuing operations	13,761	9,470
Discontinued operations:
Income from discontinued operations	227	3,054
Loss on dispositions of assets	—	(7)
Income from discontinued operations	227	3,047
Income before gain on dispositions of assets	13,988	12,517
Gain on dispositions of assets	11,336	1,722
Net income attributable to common stockholders	$25,324	$14,239
Net income per share of common stock—basic:
Continuing operations	$0.06	$0.03
Discontinued operations	—	0.01
Net income per share attributable to common stockholders—basic:	$0.06	$0.04
Net income per share of common stock—diluted:
Continuing operations	$0.06	$0.03
Discontinued operations	—	0.01
Net income per share attributable to common stockholders—diluted:	$0.06	$0.04
Weighted average common shares outstanding:
Basic	411,017,895	368,684,942
Diluted	411,622,434	369,387,638

Dividends declared per common share issued	$0.17000	$0.16625

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,666,746	$2,614,630
Buildings and improvements	4,651,097	4,579,166
Total real estate investments	7,317,843	7,193,796
Less: accumulated depreciation	(779,083)	(752,210)
	6,538,760	6,441,586
Loans receivable, net	107,403	109,425
Intangible lease assets, net	573,925	590,073
Real estate assets under direct financing leases, net	52,852	56,564
Real estate assets held for sale, net	177,237	119,912
Net investments	7,450,177	7,317,560
Cash and cash equivalents	108,134	176,181
Deferred costs and other assets, net	149,789	183,173
Goodwill	291,421	291,421
Total assets	$7,999,521	$7,968,335
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities, net	$181,518	$12,780
Mortgages and notes payable, net	3,456,609	3,629,998
Convertible Notes, net	681,109	678,190
Total debt, net	4,319,236	4,320,968
Intangible lease liabilities, net	204,161	205,968
Accounts payable, accrued expenses and other liabilities	122,973	123,298
Total liabilities	4,646,370	4,650,234
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 418,935,311 issued shares and 418,401,109 outstanding shares at March 31, 2015 and 411,824,039 issued shares and 411,350,440 outstanding shares at December 31, 2014	4,189	4,118
Capital in excess of par value	4,443,468	4,361,320
Accumulated deficit	(1,087,306)	(1,041,392)
Accumulated other comprehensive loss	(1,618)	(1,083)
Treasury stock, at cost	(5,582)	(4,862)
Total stockholders’ equity	3,353,151	3,318,101
Total liabilities and stockholders’ equity	$7,999,521	$7,968,335

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

FFO and AFFO

	Three Months Ended March 31,
	2015	2014

Net income attributable to common stockholders	$25,324	$14,239
Add/(less):
Portfolio depreciation and amortization
Continuing operations	66,202	60,455
Portfolio impairments
Continuing operations	1,521	1,707
Discontinued operations	34	—
Realized gains on sales of real estate (1)	(11,338)	(1,715)
Total adjustments	56,419	60,447

Funds from operations (FFO)	$81,743	$74,686
Add/(less):
Loss on debt extinguishment	1,230	—
Master Trust Notes exchange costs	—	17
Real estate acquisition costs	1,093	1,281
Non-cash interest expense	2,576	76
Accrued interest on defaulted loans	1,822	—
Non-cash revenues	(4,809)	(3,962)
Non-cash compensation expense	3,827	2,452
Total adjustments to FFO	5,739	(136)

Adjusted funds from operations (AFFO)	$87,482	$74,550

Dividends declared to common stockholders	$71,128	$61,634
Net income per share of common stock
Basic (3)	$0.06	$0.04
Diluted (2) (3)	$0.06	$0.04
FFO per share of common stock
Diluted (2) (3)	$0.20	$0.20
AFFO per share of common stock
Diluted (2) (3)	$0.21	$0.20
Weighted average shares of common stock outstanding:
Basic	411,017,895	368,684,942
Diluted (2)	411,622,434	369,387,638

(1) Includes amounts related to discontinued operations.
(2) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(3) For the quarter ended March 31, 2015 and 2014, dividends paid to unvested restricted shareholders of $0.2 million and $0.3 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

Adjusted Debt and EBITDA and Annualized Adjusted EBITDA - Leverage

	March 31, 2015	March 31, 2014
Revolving credit facilities, net	$181,518	$132,086
Mortgages and notes payable, net	3,456,609	3,718,220
Convertible Notes, net	681,109	—
	4,319,236	3,850,306
Add/(less):
Preferred stock	—	—
Unamortized debt discount/(premium)	54,574	(740)
Unamortized deferred financing costs	48,499	23,355
Cash and cash equivalents	(108,134)	(29,984)
Cash collateral deposits for the benefit of lenders classified as other assets	(29,783)	(21,865)
Total adjustments	(34,844)	(29,234)
Adjusted Debt	$4,284,392	$3,821,072

	Three Months Ended March 31,
	2015	2014
Net income attributable to common stockholders	$25,324	$14,239
Add/(less)(1):
Interest	57,914	54,399
Depreciation and amortization	66,296	60,549
Income tax expense	362	217
Total adjustments	124,572	115,165
EBITDA	$149,896	$129,404
Add/(less)(1):
Master Trust Notes exchange costs	—	17
Real estate acquisition costs	1,093	1,281
Impairments	1,555	1,707
Realized gains on sales of real estate	(11,338)	(1,715)
Loss on debt extinguishment	1,230	—
Total adjustments to EBITDA	(7,460)	1,290
Adjusted EBITDA	$142,436	$130,694
Annualized Adjusted EBITDA (2)	$569,744	$522,776

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.5	7.3

(1) Adjustments include all amounts charged to continuing and discontinued operations.
(2) Adjusted EBITDA multiplied by 4.

Property Portfolio Diversification
The following tables present the diversity of our properties owned at the end of the reporting period. The portfolio metrics are calculated based on the percentage of total revenue or rental revenue as noted. Total revenues and total rental revenue used in the calculations are normalized to exclude revenues contributed by properties sold during the given period.
Diversification By Tenant

The tenant concentration percentage is computed by dividing a tenant's quarterly rental revenue by the Company's normalized total revenues.
The following table lists the top ten tenants of our owned real estate properties as of March 31, 2015:

Tenant (2)	Number of Properties	Total Square Footage (in thousands)	Percent of Total Normalized Revenues (1)
Shopko	176	13,061	12.8%
Walgreens	66	971	3.6
84 Properties, LLC	109	4,118	3.0
Cajun Global, LLC (Church's Chicken)	201	257	2.2
Academy, LTD (Academy Sports + Outdoors)	8	1,852	1.9
Alimentation Couche-Tard, Inc. (Circle K)	84	253	1.9
CVS Caremark Corporation	37	412	1.5
Carmike Cinemas, Inc.	13	625	1.3
CarMax, Inc.	8	405	1.3
Ferguson Enterprises, Inc.	8	1,112	1.1
Other	1,692	34,112	69.4
Total	2,402	57,178	100.0%

(1) Total revenue for the quarter ended March 31, 2015, excluding rental revenue contributed from properties sold during the period.
(2)  Tenants represent legal entities ultimately responsible for obligations under lease agreements. Other tenants may operate certain of the same business concepts or brands set forth above, but represent distinct tenant credits.

Diversification By Industry
The following table sets forth information regarding the diversification of our owned real estate properties among different industries as of March 31, 2015:

Industry	Number of Properties	Total Square Footage (in thousands)	Percent of Total Normalized Rental Revenue (1)
General Merchandise	214	14,438	14.8%
Restaurants - Casual Dining	394	2,574	10.6
Restaurants - Quick Service	544	1,520	7.2
Drug Stores / Pharmacies	131	1,674	6.4
Convenience Stores / Car Washes	213	754	6.3
Movie Theatres	45	2,230	5.9
Building Materials	177	5,750	5.4
Grocery	66	2,725	4.5
Medical / Other Office	97	1,016	3.7
Distribution	16	3,373	3.5
Automotive Parts and Service	153	993	3.0
Apparel	14	2,573	2.8
Education	48	1,121	2.6
Home Furnishings	29	1,768	2.5
Health and Fitness	24	933	2.4
Home Improvement	13	1,642	2.2
Sporting Goods	24	1,367	2.2
Automotive Dealers	23	705	2.1
Specialty Retail	24	1,072	2.0
Entertainment	10	661	1.8
Manufacturing	27	4,093	1.6
Consumer Electronics	13	1,049	1.4
Pet Supplies and Service	4	1,015	1.0
Office Supplies	20	482	*
Dollar Stores	60	667	*
Financial Services	5	388	*
Wholesale Clubs	3	355	*
Other	11	240	*
Total	2,402	57,178	100.0%

* Less than 1%
(1) Total rental revenues during the month ended March 31, 2015, excluding rental revenues contributed from properties sold during the period.

Diversification By Asset Type
The following table sets forth information regarding the diversification of our owned real estate properties among different asset types as of March 31, 2015:

Asset Type	Number of Properties	Total Square Footage (in thousands)	Percent of Total Normalized Rental Revenue (1)
Retail	2,208	44,356	86.5%
Industrial	80	10,668	7.6
Office	114	2,154	5.9
Total	2,402	57,178	100.0%

(1) Total rental revenues during the month ended March 31, 2015, excluding rental revenues contributed from properties sold during the period.

Diversification By Geography
The following table sets forth information regarding the geographic diversification of our owned real estate properties as of March 31, 2015:

Location	Number of Properties	Total Square Footage (in thousands)	Percent of Total Normalized Rental Revenue (1)
Texas	270	6,100	11.6%
Illinois	124	3,611	6.4
Georgia	171	2,195	5.9
Wisconsin	62	4,953	5.2
California	55	1,337	4.6
Florida	136	1,491	4.6
Ohio	127	2,132	4.2
Tennessee	122	1,948	3.1
Missouri	78	1,304	2.9
Minnesota	53	1,714	2.8
Indiana	81	1,502	2.7
North Carolina	68	1,522	2.6
Michigan	86	1,737	2.6
South Carolina	47	1,019	2.6
Alabama	103	818	2.4
Nebraska	21	1,930	2.2
Arizona	53	805	2.1
Virginia	48	1,543	2.1
Pennsylvania	69	1,628	2.1
Kansas	40	973	2.0
Colorado	33	820	1.7
Washington	26	1,133	1.7
Oklahoma	54	539	1.4
Idaho	17	1,312	1.4
Nevada	5	1,039	1.4
New York	44	942	1.4
Utah	14	1,329	1.3
Oregon	15	455	1.2

Location	Number of Properties	Total Square Footage (in thousands)	Percent of Total Normalized Rental Revenue (1)
New Mexico	34	339	1.2
Iowa	40	740	1.2
Massachusetts	8	1,390	1.2
Kentucky	45	952	1.1
Arkansas	36	698	1.0
Louisiana	28	311	*
Mississippi	34	410	*
Montana	9	622	*
New Hampshire	16	852	*
Maryland	24	418	*
South Dakota	11	522	*
West Virginia	28	568	*
New Jersey	14	488	*
North Dakota	5	257	*
Maine	26	79	*
Wyoming	9	186	*
Connecticut	2	171	*
Rhode Island	4	128	*
Delaware	3	86	*
Vermont	2	42	*
Virgin Islands	1	38	*
Alaska	1	50	*
Total	2,402	57,178	100.0%

* Less than 1%
(1) Total rental revenues during the month ended March 31, 2015, excluding rental revenues contributed from properties sold during the period.

Lease Expirations
The following table sets forth a summary schedule of lease expirations for leases in place as of March 31, 2015. As of March 31, 2015, the weighted average remaining non-cancelable initial term of our leases (based on total rental revenue) was 10.9 years. The information set forth in the table assumes that tenants exercise no renewal options and or any early termination rights:

Leases Expiring In:	Number of Properties	Expiring Annual Rental Revenue (in thousands) (1)	Total Square Footage (in thousands)	Percent of Total Expiring Annual Rental Revenue
Remainder of 2015	34	$10,727	1,351	1.7%
2016	47	22,749	2,249	3.6
2017	64	19,500	2,034	3.1
2018	75	24,506	2,043	3.9
2019	111	22,208	1,961	3.5
2020	80	27,446	1,884	4.4
2021	195	44,345	4,844	7.0
2022	102	25,182	2,125	4.0
2023	92	34,867	3,359	5.5
2024	68	21,361	1,187	3.4
2025 and thereafter	1,492	377,453	31,808	59.9
Vacant	42	—	2,333	—
Total owned properties	2,402	$630,344	57,178	100.0%

(1) Total rental revenue for the month ended March 31, 2015 from properties owned at March 31, 2015, multiplied by twelve.